Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2020, relating to the consolidated financial statements of Lincoln Educational Services Corporation and subsidiaries, and the effectiveness of Lincoln Educational Services Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lincoln Educational Services Corporation for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
October 6, 2020